EXHIBIT 99.2

Scientific-Atlanta, Inc. Fiscal Year 2004 / Third Quarter

Earnings Conference Call Transcript

Operator

Good evening, ladies and gentlemen and welcome to the Scientific-Atlanta fiscal year 2004 third quarter conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It’s now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey - Scientific-Atlanta Inc. – Vice President, Investor Relations

Thank you. Good afternoon, everyone. With me on the call this evening are:

•	Jim McDonald, Chairman, President and Chief Executive Officer

•	Wally Haislip, Senior Vice President, Finance and Operations

•	Julian Eidson, Senior Vice President and Chief Financial Officer

•	Allen Ecker, Corporate Executive Vice President

•	Michael Harney, Corporate Senior Vice President & President of our Subscriber business, and

•	Dwight Duke, Corporate Senior Vice President and President of our Transmission Network Systems business.

Before we begin our call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended January 2, 2004.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, April 22, 2004. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to furnish a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within five business days. Note also that our prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Jim,

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Thank you Tom. Good evening and thank you for joining us. Tonight, we’re pleased to announce the results of another good quarter. Sales were $437 million, and earnings were $0.35 per share, including a penny per share from the sale of an equity investment.

Our results this quarter were driven by customer demand for advanced set-top products, including dual-tuner digital video recorders and high-definition television. We continue to focus on leading with integrated end-to-end systems and innovative products that help our customers compete against satellite television.

Tonight Wally Haislip will review the financial and operating results for the quarter, Michael Harney will discuss subscriber products, and Dwight Duke will discuss transmission and satellite products. Following our prepared remarks, we will be available to answer your questions.

Wally,

Wallace Haislip - Scientific-Atlanta Inc. - Senior Vice President-Finance and Operations

Thanks, Jim. Starting with bookings,

In our third quarter, bookings were $448 million, an increase of $108 million, or 32 percent, from last year, but a slight decrease from last quarter. The book-to-bill ratios for the quarter and for the fiscal year-to-date were greater than one.

Bookings of subscriber products were $330 million, an increase of 54 percent from last year but a slight decrease sequentially. The year-to-year increase was driven primarily by orders for our Explorer® 8000 products and high-definition set-tops from the majority of our largest MSO customers in North America. After the end of the quarter, we received an order from Cablevision Systems that included an order for the Explorer 8300 DVR product.

Third quarter transmission product bookings, including satellite products, were $118 million, a decrease of six percent from last year, but a slight decrease sequentially. [Note: Third quarter transmission product bookings were a slight increase sequentially.]

International bookings of $130 million were up 62 percent from last year and 38 percent from last quarter. The primary driver of this increase was demand for digital set-tops. Orders from customers outside of the United States represented 29 percent of bookings, the highest level in seven quarters. Compared with both prior periods, international orders increased in Asia Pacific, Europe and the Middle East, and Latin America.

Backlog of $416 million was up 22 percent from last year and up slightly sequentially. The backlog contains orders for more than one million Explorer digital set-tops.

Third quarter sales of $437 million increased 14 percent from last year and five percent from last quarter.

Sales of subscriber products were $318 million, an 18 percent increase from last year, and an eight percent increase from last quarter. Included in third quarter sales were shipments of 997 thousand Explorer digital set-tops, a four percent increase from the second quarter’s shipments of 958 thousand units, and a seven percent increase from last year. In addition, we shipped 399 thousand WebSTAR™ cable modems, a record for any quarter.

Sales of transmission products were $119 million, an increase of five percent compared to last year, but down slightly compared to last quarter.

Sales outside the United States were $82 million, a six percent increase from last year, but a ten percent decrease from last quarter. The sequential decline was related to lower sales to customers in Canada.

Gross margin in the third quarter was 36.9 percent of sales, an increase of 280 basis points from last year, but a 90 basis point decrease from last quarter. The year-to-year increase was due to the beneficial effects of higher volumes, material cost reductions resulting from engineering redesign and procurement efforts, and lower manufacturing conversion costs. These factors were partially offset by lower selling prices.

The sequential decline in the gross margin percent was due to a less favorable mix of subscriber headend products and increased shipments of new set-top models that currently have gross margins lower than the company average. These factors were partially offset by continued improvement in gross margins of transmission products.

Operating expenses of $91 million in the third quarter increased approximately $5 million from last year and $6 million from last quarter. Note that the year-ago quarter included a pre-tax charge of $4 million related to restructurings.

Research and development expenses were $39 million, an increase of $3 million compared to both last year and last quarter. SG&A expenses were $52 million, an increase of $2 million from last year’s third quarter, and a $3 million increase sequentially. A portion of the increase in R&D expenses was due to incremental hiring related to new set-top designs. In addition, increases in the cost of employee benefits associated with the first calendar quarter and higher accruals for incentives related to improved performance contributed to the rise in both R&D and SG&A expenses.

Other income of $4.6 million in the third quarter of fiscal year 2004 included a $2.2 million gain from the sale of an equity investment and various other items resulting in net gains, none of which individually was significant.

Earnings in the third quarter were $54 million, or $0.35 per share. Compared with the same period of last year, earnings increased $27 million, or 101 percent. On a sequential basis, earnings increased by $3 million, or six percent. Earnings in the quarter just ended included an after-tax gain of $1.5 million, or $0.01 per share, related to the sale of an equity investment. In last year’s third quarter, earnings included after-tax charges of $7 million, or $0.04 per share, related to the mark-to-market adjustment of various equity investments and restructuring expenses.

The effective tax rate for the third quarter was 32 percent, which brings the year-to-date tax rate in line with our revised expectation for the year. As a result of analysis performed in the preparation of our fiscal year 2003 federal income tax return, which was filed on March 12, we adjusted our expectation for the fiscal year 2004 tax rate to 34.1 percent, down from our previous estimate of 35.25 percent.

Our cash and short-term investments increased by $99 million sequentially to $1.195 billion. In our third quarter, cash provided by operating activities was $87 million.

On a sequential basis, accounts receivable decreased slightly. Inventory declined slightly compared to both last year and last quarter. Inventory turns for the quarter improved to 8.7 turns, which was the highest level in more than ten years.

That completes my summary of financial and operating results in the quarter.

Next, Michael Harney will discuss subscriber products.

Michael Harney - Scientific-Atlanta Inc. - Senior Vice President; President, Subscriber Networks

Thanks, Wally.

Subscriber had another very good quarter, with strong sales of digital video recorder and high-definition products.

While it may be easy to point to specific products as the drivers of our success in recent quarters, I would argue that a source of our strength is in the architecture of our end-to-end system, which allows us to continually add capabilities that benefit both cable operators and consumers. These capabilities – incorporated in hardware and software – are critical right now, because we believe that consumer entertainment preferences are changing. Linear viewing of broadcast programming is being displaced by on-demand viewing of content that is stored either in the network or in the set-top. Consumer preference gradually is shifting toward high-definition programming. We believe that the ways consumers access entertainment content are likely to change over time.

Our ability to integrate components, systems, and software from a wide variety of sources also is critical to our success. We have demonstrated that we can rapidly integrate third party conditional access systems, user interfaces, and the major video-on-demand server products. This ability allows us to support our customers’ needs to respond quickly to their competition.

Tonight I’ll cover four topics: on-demand television, high-definition television, international, and our data products business, which includes voice products.

Consistent with the shift in consumer preferences, demand for on-demand television products from cable operators is growing. In the quarter, the MSOs (Multiple System Operators) continued to expand their network-based on-demand infrastructure. Between transmission and subscriber, we shipped more than 95 thousand QAM modulator streams, slightly more than last quarter.

Demand for our Explorer 8000 DVR products was strong. Shipments increased by 18 percent sequentially to 306 thousand units, including 32 thousand Explorer 8000HD set-tops. At the end of the quarter, the Explorer 8000 products were available to approximately 24 million basic subscribers in Scientific-Atlanta systems.

As we have indicated previously, we have been actively working to sell the Explorer 8000 products into cable systems that currently use a competitor’s set-top products. I’m pleased to confirm that we have made some progress on that front. Scientific-Atlanta has received orders for the Explorer 8000 product from cable systems that currently do not use our system. Headend equipment has been installed in some locations, and the systems currently are being tested. After the installation and launch of the headends associated with these orders, the number of basic subscribers with access to Scientific-Atlanta Explorer set-top products would increase by less than 5 percent. We continue to pursue other “overlay” opportunities with several MSOs.

The Explorer 8000 Multi-Room™ system has been in field testing at a customer location for about one month. The results are encouraging: the installation process has been relatively easy, and performance of the system has been robust. We continue to expect to begin shipments of this product by the end of our fourth fiscal quarter.

High-definition television continues to make progress. According to the NCTA, cable operators now offer high-definition programming in almost all of the top 100 markets. Consumer awareness has improved, assisted in part by the broadcast of high-profile events like the Superbowl, the NCAA basketball tournament, and the Masters Tournament in high-definition. High-definition broadcast of some events in the Summer Olympics also may continue to stimulate consumer demand for high definition products and services.

Demand for high-definition television set-tops was very strong in the quarter. We shipped 198 thousand high-definition set-tops, a 95 percent increase from the preceding quarter. These shipments included 32 thousand Explorer 8000 HD set-tops. Through the end of the third quarter, we cumulatively had shipped more than 1.75 million high-definition and digital video recorder products to our customers.

Compared with last year, digital set-top orders have increased substantially in the U.K. and Japan. In Japan, we sell through distributors, each of which may have multiple end-customers. In the third quarter, we received orders from distributors that represent both new and existing end-customers. As we indicated on our last conference call, we expect to begin shipping digital set-top products to the Japanese market in the fourth fiscal quarter.

Our cable modem business had its best quarter ever, shipping just under 400 thousand units. Orders of our WebSTAR DPX2203 cable modem with embedded MTA have become more significant, consistent with our customers’ increasing focus on voice-over-IP services. After the end of the quarter, we received an order for voice modems from Time Warner Cable.

We also are pleased that two of our WebSTAR cable modem models have been among the first modems to receive EuroDOCSIS 2.0 certification.

Now I’ll turn it over to Dwight.

Dwight Duke - Scientific-Atlanta Inc. - Senior Vice President; President, Transmission Network Systems

Thanks, Michael.

Overall, we had another good quarter. Gross margins of transmission products improved again compared to both last quarter and last year.

Probably the biggest infrastructure issue is whether cable operators – both in the U.S. and internationally – have enough bandwidth to provide the services that they will need to offer to remain competitive. In the U.S. market, our customers are increasingly carrying high-definition programming, which consumes approximately five times the bandwidth of standard-definition digital programming. Carriage of high-definition programming, especially local channels, may become a competitive advantage for the cable operators, but they will have to make significant amounts of bandwidth available. In addition, high-speed data and voice services are likely to continue to consume more bandwidth.

Conversion of analog programming to digital has been proposed as a potential solution. In the long term, this solution is attractive, because digital compression techniques can allow the same programming to be carried in less bandwidth. The issue, however, is the transition.

There currently are approximately 270 million analog televisions in the U.S. Although sales of high-definition televisions continue to accelerate, we expect that very large numbers of analog televisions will remain in use for the next five to ten years. Cable operators that convert to an all-digital format will have to provide digital set-tops for each of these analog televisions, or they will have to dual carry the programming in both analog and digital formats for a lengthy transition period.

We believe that an extended period of dual carriage may require more bandwidth than is currently available in some systems, and we believe that extending the bandwidth of these systems may be economically viable. We are focused on this opportunity to help our customers make the transition to digital.

Next, I’d like to highlight a couple of the developments in the third quarter.

Our satellite business improved from last quarter. We began installation of a PowerVu® digital video compression system at Turner Broadcasting. For the 2004 NBA All-Star game, Turner Broadcasting chose Scientific-Atlanta’s PowerVu HD digital encoder for delivery of its first high-definition broadcast, and subsequently selected a PowerVu digital content distribution system for delivery of HD content on its popular TNT network. Turner expects commercial availability to TNT viewers beginning in May, 2004. In addition, we received orders for a PowerVu digital satellite distribution system from TechTV.

Deployment of network-based on-demand video services continues to be strong, creating demand for digital transport and QAM modulators. In the quarter, we announced a new 10 gigabit transport card for the Prisma IP™ multiservice digital transport platform. With this product, cable operators now can deliver a unique, on-demand video stream to every set-top in every cable household in a substantial portion of their network over a single fiber.

We continue to believe that commercial services will be more widely deployed by our customers. Our product portfolio includes both coaxial-based and optical-based products designed for the small and medium enterprise business. After completing field trials in the past two quarters, we expect that our BroadLAN™ system, a new family of RF-based products for commercial services, will be available in the fiscal fourth quarter.

Jim, back to you.

James McDonald - Scientific-Atlanta Inc. - Chairman, President and Chief Executive Officer

Thanks, Dwight.

In summary, we are pleased with the response of the market to our advanced products. Dual-tuner digital video recorders and high-definition have met with much greater acceptance in recent quarters. We expect to continue to lead with innovative products in the coming quarter, as we introduce our BroadLAN system for commercial services, our Multi-Room DVR, and our first digital set-top products for the Japanese market.

Now we’ll be pleased to take your questions.

Operator

Thank you. Ladies and gentlemen, the floor is now open for questions. If you have any questions or comments, please press the numbers 1 followed by 4 on your touchtone phone at this time. Pressing 1 4 a second time will remove you from the queue should your question already be answered. Lastly, we do ask while posing a question, that you please pick up your handset if listening on speakerphone for optimum sound quality. Please hold while we pose for questions. Thank you. Please hold while we poll the lines.

The first question is coming from Alan Bezoza from Friedman, Billings & Ramsey. Please state your affiliation, then pose your question.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

Great quarter, guys. You continue to beat us here. Nice to see, relative to the rest of the group here. First on the new Motorola market, or the PVR market, in a competitor’s system. Was this for one of your largest customers? Was this Time Warner in Houston, or is there something else that you can see that leads us to believe that this will go into other systems outside your largest customer?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

At this stage we didn’t disclose the customer, but it is a single MS0 and it’s multiple systems.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

It’s multiple systems?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Yes.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

As far as your—this is a question for Wally—on the prices for the standard definition PVR—and you did mention that there was some decline in pricing, yet you’re taking up costs faster than the decline. Some indication of the pricing on that side?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We have not—we had a very good quarter, but margins were down slightly quarter-over-quarter, as prices did come down. As we look here—just as last quarter I would indicate that the year-to-year change for the Explorer 8000 family was approximately—slightly less than 10 percent. All other products—all non 8000 products had a decline of slightly less than 9 percent.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

So pretty linear seeing, as far as the pricing? No acceleration in pricing declines?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We’re not seeing customer by customer we do negotiations, but we have been in this 8 to 12 percent range for a while now.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

Okay, great. And as far as the high-definition PVR, what’s the pricing there, how much higher over the standard definition? And then on top of that, the shipments you did in the quarter—this is kind of an initial ramp; is there anything—it’s kind of lower than I would have thought given the initial ramp, and actually looking at this as a big incremental shift over the next couple of quarters—is there something that—is there any hesitation by the operators to deploy the high-definition PVR?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Wally, why don’t you answer the price, and Michael the demand.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

I think with regard to price, there are two elements. Obviously there’s the high-definition scenario, and then there’s the size of the hard disk drive. We offer the high-definition and either an 80 gig hard drive or 160 gig hard drive. And depending on that differential and so forth in negotiations, the difference between the two boxes, with those two being considered, would range between $50 and $100 or so.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

Okay, great. How about this on-demand side?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

On the on-demand side, I would estimate that if you look at our entire DVR footprint, only less than 25 percent have started to roll out the HD product; so we’re early in the process.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

What’s the hesitation to this?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

It just takes time; they have to approve the product with different software for different customers; if it needs to be forwarded to the new platform. It’s just the startup phase.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

And it started probably 12 or 15 months behind the other one, so it takes time to get momentum.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

Is there any kind of issues with the software? Maybe whether it’s a Pioneer software box or whether it’s a SFA software platform?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Michael, why don’t you answer that?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

I think as far as it working, it’s a very compelling product. But I think the natural process of getting product to the customer and getting it approved so it can be generally released -- the first product that’s going to hit the market generally is the Scientific-Atlanta product, then the other product will follow quickly, but it will follow.

Alan Bezoza—Friedman, Billings & Ramsey—Analyst

OK great. Thank you.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Just more timing.

Operator

Thank you. Our next question is coming from Jason Ader, Thomas Weisel.

Jason Ader—Thomas Weisel—Analyst

I just wanted to ask you a couple of quick questions, and then maybe a little bit more detail. The book-to-bill on the DVR and 10 percent customers?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Relative to 10 percent customers, we had 3 of them in the quarter—Time Warner, Cablevision, and Comcast. And Wally, you can answer the book-to-bill.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

With regard to book-to-bill, for the last two quarters we have indicated that the book-to-bill ratio was very significant as people placed orders, various customers placed orders. During this quarter, the book-to-bill was slightly less than 1, but very close to 1.

Jason Ader—Thomas Weisel—Analyst

Okay. On the international side, I was kind of surprised up 38 percent sequentially after last quarter where you had that big Japan order. So what exactly is going on internationally? It seems like this is—was this a surprise to you guys?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Wally, go ahead.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

In this quarter, as Michael indicated in his presentation, we received significant orders from continue to receive significant orders from Japan, as we began to prepare to launch that product or ship that product by the end of our fiscal fourth-quarter. In addition, we received significant orders from Telewest during the quarter as well. Last quarter—while we did receive some orders from Telewest, the size of that order was not as great.

Jason Ader—Thomas Weisel—Analyst

And Telewest—were there any DVRs there?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

No, there was not.

Jason Ader—Thomas Weisel—Analyst

On Japan, can you help us understand how it’s working over there? Are you dealing with one operator now, and the distributor placed an order in December, placed another order in March? Or is it two different distributors, or is it two different operators? I’m just trying to understand what is going on in Japan? Why would they place two orders consecutively like that?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

There are several things going on. The answers to your multiple questions was that, yes, we did receive yet another order from the distributor for the customer that we received an order from last quarter. To make a long story short in Japan, they are gearing up to provide high-definition for the Summer Olympics, so they are on a very fast pace to meet a roll-out so that they can get a large number of those set-tops for the August Olympics. And therefore, you are seeing a very invigorated demand because of that. With regard to the rest of Japan, we did receive orders from two distributors and from multiple customers from those two distributors during the quarter. But the largest amount of it comes from one customer.

Jason Ader—Thomas Weisel—Analyst

Alright. This particular customer, the big one. Do you expect kind of the lion’s share of the actual shipments to be this year, or how do you think it might be spread out in terms of the actual timing of revenue?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

All of the shipments—or excuse me, all of the orders that we have in backlog today we anticipate shipping before the end of the September quarter.

Jason Ader—Thomas Weisel—Analyst

Shipping before end of September? Okay.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

One of the things to think about though is in the analog world, Japan was always a very good customer for us. And what you’re seeing now is a transition from analog to digital for those customers.

Jason Ader—Thomas Weisel—Analyst

Okay.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

I would add one additional comment to that, to sort of clarify my comments. We received orders last quarter — we received orders last quarter, being the December quarter, and we received orders for the March quarter. In the fourth quarter we would expect to make shipments of all of the orders that we received in the December quarter. In addition, we would ship a portion of the orders that we received this quarter. [Note: This quarter refers to the fourth quarter of fiscal year 2004.]

Jason Ader—Thomas Weisel—Analyst

Okay. Last question just on the overlay systems. I think that’s something that you guys have talked about; I’m not sure how many people really believed you. But now that it’s happening, should we be looking to this as potentially not just an isolated incident here, and we could be thinking about more systems, more MSOs and such?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I think the answer would be is we, obviously, will try to sell them. The question is will the customers buy; and we can’t forecast that.

Jason Ader—Thomas Weisel—Analyst

Okay.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

But we’re very comfortable with the system and the performance of the system, and it works quite well.

Jason Ader—Thomas Weisel—Analyst

And you think you might be shipping significant volumes by what time, what do you think, in terms of the boxes?

James McDonald–Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

We will ship volume this quarter.

Jason Ader—Thomas Weisel—Analyst

Thank you.

Operator

Thank you. Our next question is coming from Daryl Armstrong, Smith Barney.

Daryl Armstrong—Smith Barney—Analyst

Two quick questions. First, are you seeing any meaningful differences in the margins that you are getting for your business in Japan versus North America? And then second of all, congratulations on the Cablevision order. Do you expect to receive some 8300 revenues from that customer this quarter?

James McDonald—Scientific-Atlanta Inc. —Chairman, President and Chief Executive Officer

I’ll let Wally correct me if I’m wrong, but I believe we said that we would ship it by the end of this quarter. And Wally, why don’t you answer the margin question. Make sure I answered the first one right.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

Jim is correct, we have indicated—obviously, it is conditional upon the customer planning to accept those products by the end of the quarter—but as we have indicated even last quarter, we are expecting to be able to deploy the—our 8000 G3 platform during this quarter that actually provides the DOCSIS modem capability for Multi-Room. And we indicated we’re in—be in a position to begin those shipments this quarter. [Note: This quarter refers to the fourth quarter of fiscal year 2004.] And with that capability comes the capability to ship the 8300 DVR product. With regard to the DVR—or excuse me—with regard to margins in Japan, while certainly the start-up phase of any new product causes some margin issues, the business margins in Japan are expected to be approximately the same as in the U.S.

Daryl Armstrong—Smith Barney—Analyst

OK. Great. Congratulations on the quarter.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Thanks.

Operator

Thank you. Our next question is coming from Anton Wahlman, Needham & Company.

Anton Wahlman—Needham & Company—Analyst

Can you hear me? First of all a logistical question here. Specifically going back to the Pioneer Echo guide on the 8000 HD. Is anything particular holding that up for it to be deployed in places such as New York City, or is it — have all the technical issues surrounding that been solved?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Let’s let Michael answer that one.

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

I think that’s very much in the process of business as usual. I think we’re pretty close, but we’re just not quite there yet. But there’s nothing unusual going on.

Anton Wahlman—Needham & Company—Analyst

So it should be done soon if it hasn’t already? Alright. Anyway—regarding your 8300 orders to Cablevision. The 8300 if I understand it correctly is that 2X2 matrix of possibilities; you can either have it with or without HD or with or without multi-room. Any indication of whether Cablevision is going to be buying it for multi-room purpose or single room purpose? Or should I say multi TV purpose versus single TV purpose, or with or without HD?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Michael?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

Jim, I will answer that question. The order that was received—obviously, they have the capability to order all of the particular items that you suggested. The initial order that we received included both HD as well as the SD or the standard version, but did not include any multi-room.

Anton Wahlman—Needham & Company—Analyst

Okay. That’s helpful. Finally, Michael, one question for you. Any update on the kind of timeline when you think that you will be offering H.264 decoding capabilities in the set-top, as well as an integrated DVD recorder in the set-top? Is that still for the silicon release that will come out in early calendar ‘05?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

On the DVD, I think it would be consistent with early calendar ‘05—I think the codec is going to take longer for a variety of reasons.

Operator

Thank you. Our next question is coming from Rob Sanderson, American Technology Research.

Rob Sanderson—American Technology Research—Analyst

Many of my questions have been answered already, but a couple of other items. One on the financials and the income statement—you reported $4.6 total other revenue, indicated a $2.2 gain, and then another comment about a $1.5 million after-tax gain. Can you help me reconcile—is the $1.5 just the $2.2 after-tax, and what is the rest of the $4.6?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Wally?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

The $1.5 and the $2.2 are the same gross versus before or after-tax. That item was associated with an investment that we made in the subscriber business about three years ago. That was a strategic investment; it was no longer strategic to us, and therefore we disposed of it. We don’t name, generally, investments that size. With regard to the others, what we are trying to simply indicate, that in the other income area, we record all kinds of small items. There were some additional small other investments, but there were no other significant items, but they did add up to a couple of million dollars.

Rob Sanderson—American Technology Research—Analyst

I guess the nature of the other items, because they’re in other, we should assume are of the non-recurring—

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

They are — the individual instances are of the non-recurring, but if you followed us for a long time you will find that both other income and expense items occurred there, generally, in the magnitude of $2 million expense to $2 million income quarter over quarter. They may include stock gains, they may include cash surrender values of insurance policies that we may have, or they may include partnership incomes or expenses that we have.

Rob Sanderson—American Technology Research—Analyst

I see this definitely as a historical trend, but just to make sure — I mean, it’s from non-operating, non-regular course of business

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

That is correct.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

That is correct.

Rob Sanderson—American Technology Research—Analyst

That helps clarify things. Then to dig in a little bit more on international bookings. Are still strong. Can you give us a sense of—you talked about Japan, you talked about Europe. One—can you tell us is the incremental primarily Europe or primarily Asia?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

Both were up significantly. So the incremental change quarter-over-quarter came some from (indiscernible) some from Asia and some from Europe, but I indicated that the largest single incremental change quarter-over-quarter came from the fact that there was a large Telewest order which would be in Europe quarter-over-quarter.

Rob Sanderson—American Technology Research—Analyst

That’s great. Can you help us just refresh our memory just about how should we think about your footprint, or your existing reach in Europe on the subscriber side?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

Currently we offer set-tops, we have sold set-tops — only to Telewest and to ish in Germany. From time to time this had lots of discussions and continue to have discussions with all of the major MSOs in Europe, including NTL, which is the largest player in Europe. As of to date, our set-top shipments have been limited to Telewest and ish in Germany.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

To understand the markets, you really need to look at it country by country, because given the amount of television channels that they have there it was either a push to go to digital or in certain cases there’s been a delay in that movement. And of course, as you introduce new functions like DVRs, which can do other things as well, you get a renewed interest out of that. So DVR brings a new opportunity to address international markets.

Rob Sanderson—American Technology Research—Analyst

Yeah. Absolutely. A final question to round that out. You currently have a DVR product available for the European market?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Michael, I don’t think we—we haven’t announced anything yet, have we?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

We haven’t. We’ve announced that we’re working on it.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

We announced we’re working, but we haven’t announced any orders yet.

Rob Sanderson—American Technology Research—Analyst

Okay. I’m assuming—following your—you’ve done a great job of getting it ready for every opportunity—something you got on the front burner. You don’t have to answer that one. I think you made that clear. Thank you very much, guys.

Operator

Thank you. Our next question is coming from Greg Mesniaeff, Credit Lyonnais Securities.

Greg Mesniaeff—Credit Lyonnais Securities—Analyst

Let me add my congratulations on a really solid quarter. Just a couple of follow-up items. In looking at the sequential downtick in gross margins, how much of it if any is attributable to either the multi-room DVR or the HD platform that you’re shipping to Cablevision, the 8300?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I wouldn’t think anything on multi-room. Wally, you can answer the other part.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

With regard to both of those specific items we have not begun shipment of multi-room yet. So other than some tests, we indicated one test trial, so—and we haven’t begun shipments of DVR of any type to Cablevision systems yet. So that isn’t the impact. To answer your question, specifically associated with margins as we continue to make very good progress in redesigns and cost reductions associated with all of our boxes, but especially as the mix goes towards 8000, we’re working very vigorously on the 8000 product. So we are making improvements there, but the 18 percent or so increase in volume of the 8000 did mean that we represented a reduction or a drag on margins during the quarter. So the mix swing created margin pressure for us this quarter. As I indicated last quarter, I indicated to you that we believed we could manage through that world, and at least 35 percent and obviously this quarter we were successful in doing that.

Greg Mesniaeff—Credit Lyonnais Securities—Analyst

Gotcha. Now if I rephrase that just slightly and ask you do you expect the 8300 and the multi-room DVR to have a positive or negative impact on DVR margins going forward?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Early on in any product shipment you’ll start at a lower one. So the early part of it you’ll always see lower gross margins.

Greg Mesniaeff—Credit Lyonnais Securities—Analyst

But it shouldn’t be anything unusually significant, relative to how it’s been.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

We hope to keep it there now.

Greg Mesniaeff—Credit Lyonnais Securities—Analyst

Just another follow-up on the 8300. I assume that that platform does not incorporate the PowerTV conditional access; is that correct?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

No, if it continues, NDS — right, Michael?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

Let me clarify; our PowerKEY is a conditional access system. And depending on what area we’re talking about it could be either NDS or PowerKEY.

Greg Mesniaeff—Credit Lyonnais Securities—Analyst

Okay. And then the overlay market that you described, where you’re basically overlaying your 8000 over other competitors’ footprints, headend footprints. What is the status of the conditional access there? Are they keeping the incumbents’ conditional access system, or are they using PowerKEY?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Allen, why don’t you answer how they do that? Because he’ll need to understand that.

Allen Ecker—Scientific-Atlanta, Inc.—Executive VP

When you do the overlay, we continue with our PowerKEY digital access, but we can use a third party for digital access as well. And then the incumbent keeps their regular legacy conditional access. So we actually have both of the two conditional access systems overlaid.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

There’s two that work on the system simultaneously.

Greg Mesniaeff—Credit Lyonnais Securities—Analyst

Gotcha. Thank you very much.

Operator

Thank you. Our next question is coming from Ehud Gelblum, J.P. Morgan.

Ehud Gelblum—J.P. Morgan—Analyst

Most of my questions actually have been answered, but could you—I guess I’ll just ask for a couple of clarifications if I could. Of your set-top boxes, could you give as a sense of how many go international versus how many go in the U.S.?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Wally, I don’t know if we break that out, do we?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We have not in the past broken that out, and I don’t have the split exactly here at the moment. But if you hold on just—in the last quarter—okay?—in the last quarter, the

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

The other one you’ve got to consider in there is where you count Canada.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

In the last quarter, less than 60,000 boxes were shipped internationally. But as we move forward in Japan, and as we move forward with the increased levels in Telewest, we will have Videotron and Rogers in Canada, which are international, and we add Japan and Telewest increased over the coming quarters, that number will increase substantially.

Ehud Gelblum—J.P. Morgan—Analyst

Okay. So the less than 60,000 from the prior quarter did not include Canada, or they did include it in the number?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

That did include Canada.

Ehud Gelblum—J.P. Morgan—Analyst

Okay. Do you see a pricing trend different in your European, your Telewest and your Japanese markets than you do in the U.S.?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We do not give out pricing, but in general, for Japan not a huge—it really depends on the type and the features that they want. And in Japan, they are going with a high-definition digital set-top, so the pricing is very similar to the U.S. In Europe, they have gone with—in many instances a slightly de-featured set-top, they don’t have—they are all-digital, they don’t have an analog capability. So in general, the prices in Europe are slightly less.

Ehud Gelblum—J.P. Morgan—Analyst

Great, thank you. On the overlay markets that you were talking about. How did you get involved with that? Were you invited by the current MSO to bid for boxes, or did you approach them? And I’m wondering —

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I think that’s probably a level of detail with the customers that we probably wouldn’t want to get too much into.

Ehud Gelblum—J.P. Morgan—Analyst

Okay. What I’m trying to get a sense on is, is there—it sounds like you said you would be—shipping in volume shortly; I’m wondering if the beginning of that process is already in play in several other markets as well.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

We don’t want to get too far out in front of ourselves, there.

Ehud Gelblum—J.P. Morgan—Analyst

Okay, let me try one last time.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Okay, it’ll probably be the same, but you can try.

Ehud Gelblum—J.P. Morgan—Analyst

This one I’ll say backwards. Would you be aware if your current MSO customers’ end markets that have Scientific-Atlanta headend gear—would you be aware if they were speaking with other set-top box vendors? I know that they do sell other set-top boxes from other vendors in your markets, but they’re not terribly successful. Would you be aware if they were at this particular stage with another box vendor in your own markets?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Well, I would hope my sales force would be aware, but I would not guarantee it. But we would certainly hope we would be aware.

Ehud Gelblum—J.P. Morgan—Analyst

Okay. Thank you very much.

Operator

Thank you. Our next question is coming from Nikos Theodosopoulos, UBS.

Nikos Theodosopoulos—UBS—Analyst

That guy must be Greek; he said my name so well. Anyway, a couple of questions. Can you quantify — and if I missed this I apologize; I came in just a little bit late. Can you quantify the Cablevision order that came in after the quarter, either in units or dollars or anything?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We have not indicated the size of that order, especially given the fact it was not in the last quarter. But we did think it was very important to indicate that we had received an order and it did include the 8300 DVR product. But we have not quantified it.

Nikos Theodosopoulos—UBS—Analyst

Okay. All right what about manufacturing capacity? Have you made any—well, could you give us a sense of where you ended the quarter in terms of shifts, and whether or not you’re planning to add capacity either in additional hours or actual footprint over the next quarter or so?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Wally, why don’t you go ahead?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We currently, and have operated for quite some time on three shifts, five days a week. We then utilize weekends to run on any overtime capabilities that we have. Over the last couple of quarters or over the last year, as we’ve introduced the 8000 product, obviously the 8000 product is a much larger part-intensive or content than some of our other standard digital set-top boxes. So over the last couple of quarters, and even in the most current quarter, we have been in the process as we ramp up 8000’s of increasing the automatic insertion capability of the factory. With that increased automatic insertion capability, and additional test equipment sets on individual lines, it allows us to increase the capacity as we go—as we have done on the last few quarters, and as we will be able in the future quarters of the mix—changing the mix towards 8000. Our current capacity level with some reasonable amount of overtime is approximately 1.1 million units per quarter.

Nikos Theodosopoulos—UBS—Analyst

Okay, just one last quick one. Is it fair to assume this quarter that the subscriber gross margin declined sequentially and the ASP went up sequentially? Are those accurate assessments?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

The subscribers—set-top margins declined—subscriber margins declined slightly during the quarter. We indicated that on the call, the conference call. We actually indicated the two primary reasons for the decline in our overall margin, was the fact that the headend equipment last quarter had very rich margins; then we returned to more normal margins in the subscriber headend this quarter; and the mix of set-tops toward high-definition as well as 8000 also resulted in margin decline. But because of the increase in 8000’s and HD’s we did have an increase yet again in the average selling price of digital set-tops.

Nikos Theodosopoulos—UBS—Analyst

Okay, thank you.

Operator

Thank you. Our next question is coming from Steven Kamman, CIBC World Markets.

Steven Kamman—CIBC World Markets—Analyst

A couple of questions on the HD gear that you’re shipping. That’s lower margin; I believe you just said that. Any idea—is that pretty much in-line with the DVRs or the Explorer 8000’s, in terms of the overall gross margin?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

The margins are not significantly different. The characteristics of the HD is similar to the characteristic of the DVR, in that both of those products are a little over a year old, and we have indicated that when we introduce a product it generally takes us about 8 quarters to get it to a normal set-top margin. Or if it’s another product, to the normal average company margin. And we are still—we are in the second year of each of those phases, but we’re still less than two years out in that product. And we’re making lots of good progress being able to maintain margins for the total company at very good levels as we move forward, but they are still below the company average and below the average set-top margins.

Steven Kamman—CIBC World Markets—Analyst

Also on those HD set-tops—what encoding are you using on those? Are those MPEG-2, are they MPEG-4, are they Windows Media 9, or are they all three?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

You’re talking about the product we’re currently shipping, correct?

Steven Kamman—CIBC World Markets—Analyst

The current product you’re shipping.

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

Yes, that’s all MPEG-2 video.

Steven Kamman—CIBC World Markets—Analyst

Still MPEG-2; okay. Even for the Japanese market?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Yes.

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

Yes. Slightly different, but yes.

Steven Kamman—CIBC World Markets—Analyst

Secondly, G&A and R&D costs both up. And from your comments it sounds like that’s a fairly permanent move or was that onetime in the quarter?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

Our SG&A and R&D expenses were up. We indicated that there were some expenses that were unique to the characteristics of the first quarter of a calendar quarter—your FICA starts over again; unemployment taxes start over again, and things of that sort. So there were some onetime elements, but there is also some recurring elements. In the past we have given guidance that expenses would be at around the $85 million level, but we have increased R&D, especially in subscriber, for some new set-top designs that we’ve talked about even today. And that is a more permanent nature. So we would estimate that the run rate going forward is in the $87 million level, about halfway in between that 90 and 85 level.

Steven Kamman—CIBC World Markets—Analyst

Okay, I appreciate that. Gigabit Ethernet—there’s been a lot of talk about that lately, from a varying number of companies. Are you comfortable with your current partnerships? Do you see any need to move further with that?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Dwight?

Dwight Duke—Scientific-Atlanta Inc.—Senior Vice President; President, Transmission Network Systems

We’re comfortable with our partnerships. We like what’s going on there, and we just continue to stay at it.

Steven Kamman—CIBC World Markets—Analyst

The last question, DOCSIS—the DOCSIS set-top gateway, I think it’s called. There seems to be a lot of talk about that being adopted in Korea, and fairly broadly. Any thoughts on that? Are you planning to play in that market?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

We are covering every opportunity we see. I think Korea is trying to follow the U.S. fairly closely, which would be a good thing.

Steven Kamman—CIBC World Markets—Analyst

So you’re not seeing DOCSIS set-top gateway there?

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

I think just in general — I think, for example, they have been enamored a little bit with Open Cable. They’ve been interested in cable card, they’ve been interested in those kind of things. So they’re definitely looking very close at what we’re doing here.

Steven Kamman—CIBC World Markets—Analyst

I’m not understanding. Does that say that you guys are — does that mean that they are doing it or they’re not? And does that mean you’re supporting it or that you are not?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

In Korea?

Steven Kamman—CIBC World Markets—Analyst

Yes.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

You know, Michael, you might answer that. I don’t see any reason why we wouldn’t.

Michael Harney—Scientific-Atlanta Inc.—Senior Vice President; President, Subscriber Networks

No, there’s no reason why we wouldn’t. And we’re obviously delivering those kind of products currently through Cablevision, this 8300 we’ve talked about is a DOCSIS based product. We’ve actually got BSG going on up in Cablevision. But I think the Korean market is still developing. It’s not that clear what we need to do. But whatever we’ll need to do, we’ll do it.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We have not currently received any orders or shipped any product — set-top product into Korea.

Operator

Thank you. Our next question is coming from Dennis Gallagher, Schwab Soundview.

Dennis Gallagher—Soundview—Analyst

Just one question. I was trying to figure out a little but about the QAM streams, the 95,000 QAM stream. Could you give us some sense of the revenues that are associated with those products and how the market is doing?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Michael, you want to try?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

The revenue, we do not break it out, but I would tell you that we are a significant player, obviously, in our own market, and we have become a significant player in those systems that do not use our technology. But the magnitude of the size of this business is less than $25 million a quarter in total, between both our own systems as well as in the non S-A systems.

Dennis Gallagher—Soundview—Analyst

Any comment on the market at all, the end market, how it’s going?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I think a lot of people continue to roll out VOD systems, and whether it’s VOD, SVOD or XOD—so you need QAM modulators to do that.

Dennis Gallagher—Soundview—Analyst

Thank you.

Operator

Thank you. Our next question is coming from Steve Levy, Lehman Brothers.

Steve Levy—Lehman Brothers—Analyst

Thank you. Just a couple of number questions. In the past you have given out the 8000 units that are in the backlog. I’m not sure if this is going to be one of those quarters, but I figured I would ask.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We have not given that number out yet. We will look it up and—if you would wait just one second.

Steve Levy—Lehman Brothers—Analyst

I’ll ask one other question while you’re digging through the very large pile.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

No—we actually have the answer already, so sit tight. The number is in the 350,000 unit level in backlog at the end of the quarter.

Steve Levy—Lehman Brothers—Analyst

Another number question, having to do with the costs. Did you see any material change in the cost of the disk drives this quarter?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

I think we are monitoring cost, and our disk drive costs—at the lower levels, at 80 gig has a lot less price elasticity these days—as we move to the higher end, they still have some room to come down. So my answer to you is we saw a very moderate, very small change on the lower end, a little bit larger change on the higher end. But not a huge cost change during the previous quarter on hard disk drives.

Steve Levy—Lehman Brothers—Analyst

I’m sorry—not a huge cost—?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

Not a huge cost change in the hard disk drives.

Steve Levy—Lehman Brothers—Analyst

Okay. Great. Last question I have to ask is—has to do with Adelphia and Charter. Have you seen them coming back into the market in any more significant way?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

They have continued to improve as we have gone along. Wally, you might have a little more description on that; but they continue to grow.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

I think that over the last three quarters we’ve seen steady improvement in both Charter and Adelphia. I think that with the introduction of the 8000 product and both of those MSOs, we have seen very good progress with regard to sales increases over the last couple of quarters.

Steve Levy—Lehman Brothers—Analyst

Great, thank you very much.

Operator

Thank you. Our next question is coming from Todd Koffman, Raymond James.

Todd Koffman—Raymond James—Analyst

Thank you. Real quick — the 32,000 Explorer 8000 HDs that you are including in two subsegments — I just want to make sure; you actually shipped 64,000 Explorer 8000 HDs?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We shipped 32,000 Explorer 8000 HDs.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

But they would have to be counted in both things to give you the total number of either DVR products or the HD products. 32 is the total number of the HD DVR.

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

So to clarify, very specifically, in the HD area we shipped 165,000 or 166,000 basic HD boxes and 32,000 Explorer 8000 HD boxes.

Todd Koffman—Raymond James—Analyst

Very helpful. Thank you very much.

Operator

Thank you. Our next question is coming from Scott Coleman, Morgan Stanley.

Scott Coleman—Morgan Stanley—Analyst

Wally, I’m wondering if you can give us the percentage of set-top box shipments that were at the high-end?

Wallace Haislip—Scientific-Atlanta Inc.—Senior Vice President-Finance and Operations

We’ve given you the number of the HDs, and we’ve given you the number of the 8000’s. And those two together make up about 47, 48 percent of the total shipment, unit shipments during the quarter. I hesitate to give a 4200 now because it relates to one customer, and since we’ve given you the two pieces, I would — I think we will limit it just to that answer tonight.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

But if you count DOCSIS, HD and DVRs, you can conclude it represents a significant — quite a bit more than half of it.

Scott Coleman—Morgan Stanley—Analyst

Any comment on shipments at the very low end, if that’s a product that any of your customers are asking for?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

Any, you would have to look around the world. Because as you look at some of the other countries internationally, you get so many requests for that.

Scott Coleman—Morgan Stanley—Analyst

Right—Any comment on what percent of shipments were the low-end boxes.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

We don’t break out the 4200s; we don’t want to break that out because you can automatically conclude the other.

Scott Coleman—Morgan Stanley—Analyst

Fair enough. Just figured I would ask.

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I think the other thing to think about is as you look around in low-end boxes, you may have specific systems, because of the security issues, may be interested in a low-end box because they may find that you have a high theft rate of analog signals. So there may be an incentive to want to try to get the analog set-tops out of those systems since they have high theft rates. So in that case, people would show an interest in a low-end box.

Scott Coleman—Morgan Stanley—Analyst

Is that a widespread phenomena, or something that you see in fairly isolated instances?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I think theft rates in general are a problem, especially since most of analog — over time, a lot of the analog stuff has been broken and digital stuff has never been broken.

Scott Coleman—Morgan Stanley—Analyst

Can you remind us what your typical quarterly seasonality is, and why June may or may not fit into those patterns this year?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I think a lot, probably—seasonality used to be a big thing when you had a lot of weather things and our business was much more transmission oriented. I think in a lot of this it relates to the competitiveness of the market; how much competition is our customers getting in different markets. And it also relates to introduction of a lot of new products. So new state-of-the-art products that the consumer wants is probably a bigger driver now than seasonality.

Scott Coleman—Morgan Stanley—Analyst

Great. Thank you very much.

Operator

Our final question is coming from Tim Harrington, Sigma Capital.

Tim Harrington—Sigma Capital—Analyst

Has Verizon or SBC put out an RFP for a video product? And if so, can you give us any general idea as to what they’re looking for or timing?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I’m not exactly sure what they have announced so I really wouldn’t want to try to get too specific on that question. I think if you look at Verizon or what they have announced, I think they have announced their intention to roll out fiber to the home, and I think the number they put out there was somewhere around a million houses over a period of time. I don’t want to get into the specifics of is an RFQ out yet or not, because I’m not exactly sure what they announced, and we would have to take their lead on what they have announced and what they haven’t announced.

Tim Harrington—Sigma Capital—Analyst

OK. Thank you.

Operator

Thank you. There are no more further questions in the queue. Do you have any closing comments you would like to finish with, sir?

James McDonald—Scientific-Atlanta Inc.—Chairman, President and Chief Executive Officer

I would just like to thank everybody for joining us. If you have any questions, Wally and Tom would be glad to answer them. So if you get the questions to Tom, they would be glad to handle them. Thank you for joining us tonight; we appreciate it.

Operator

This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful day.

[Information not included in conference call follows.]

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this conference call transcript by reference.

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer and Prisma are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, BroadLAN, and Prisma IP are trademarks of Scientific-Atlanta, Inc.